Exhibit 10.44

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of December 26, 2013 by and between NeuroSigma, Inc. (the “Company”), a Delaware corporation (the “Company”), and Blackmore Escrow, Inc., a California corporation with its principal place of business at 19700 Fairchild Road, Suite 110, Irvine, California 92612 (the “Escrow Holder”).

RECITALS

A. Antonio De Salles, Alessandra Gorgulho, and the De Salles Children Trust Dated April 10, 2008 (collectively referred to as “De Salles”) and the Company are currently involved in arbitration proceedings (together with any related legal proceedings including appeals and actions in various courts, if any, the “Proceedings”) in connection with the Company’s repurchase of 2,500,000 shares of restricted common stock of the Company previously held by De Salles.

B. The Company desires to issue and deliver 2,500,000 shares of the Company’s common stock (the “Escrow Shares”) and deposit the Escrow Shares with the Escrow Holder to be held in escrow and released and delivered to the Company or De Salles following the settlement or other final resolution of the Proceedings pursuant to the terms of this Agreement.

C. If, pursuant to the terms of this Agreement, the Escrow Shares are ultimately released and delivered to (i) the Company, the Escrow Shares shall be retired upon their return and shall assume the status of authorized and unissued shares of common stock of the Company, or (ii) to De Salles, the Escrow Shares shall remain as issued and outstanding shares of common stock of the Company.

D. The Company desires to appoint Escrow Holder as the escrow agent pursuant to this Agreement to provide for the foregoing, and Escrow Holder is willing to act as escrow agent hereunder.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1

APPOINTMENTS

1.1 The Company hereby appoints the Escrow Holder to act as escrow agent hereunder. The Escrow Holder hereby agrees to serve as escrow agent upon the terms and conditions set forth herein.

ARTICLE 2

ESCROW

2.1 Escrow Shares.

(a) In consideration of the Setup Fee (as defined in Section 2.6 below), Escrow Holder agrees to accept delivery of a stock certificate of the Company to be issued in the name of “Blackmore Escrow, Inc., as escrow agent” representing the Escrow Shares. The Escrow Shares shall be delivered and distributed by Escrow Holder in accordance with the terms of this Agreement. An executive officer of the Company shall personally pay the Company (without reimbursement from the Company) on behalf of the Escrow Holder the consideration of $250 for issuance of the Escrow Shares. The Escrow Shares are duly authorized, and when delivered to Escrow Holder for the consideration provided for herein, will be validly issued and outstanding, fully paid and nonassessable.

(b) Escrow Holder shall release and deliver the Escrow Shares as follows:

(i) upon Escrow Holder’s receipt of a joint written notice signed by both the Company and De Salles (“Joint Notice”) directing Escrow Holder how to deliver and distribute the Escrow Shares, the Escrow Shares shall be delivered and distributed as instructed in the Joint Notice;

(ii) upon Escrow Holder’s receipt of a written notice signed by the Company of a final and non-appealable order from a court of competent jurisdiction, along with a copy of the order, directing Escrow Holder how to deliver and distribute the Escrow Shares, the Escrow Shares shall be delivered and distributed as instructed by the court;

(iii) upon Escrow Holder’s receipt of a written notice signed by the Company of a arbitral award or order from a court of competent jurisdiction, along with a copy of the arbitral award or court order, which award or order results in all or any portion of the shares certificated by certificate numbers C-8 and C-14 to be deemed outstanding, Escrow Holder shall automatically release and deliver the corresponding amount of Escrow Shares then held in escrow to the Company; or

(iv) upon the fifth anniversary of the date hereof, if all of the Escrow Shares have not been delivered pursuant to Sections 2.1(b)(i), (ii) or (iii) above, Escrow Holder shall automatically release and deliver any remaining Escrow Shares then held in escrow to the Company.

(c) In the event of a sale, merger, consolidation, liquidation or dissolution of the Company during such time as the Escrow Shares are held in escrow, the Company shall deliver a written notice signed by the Company of such transaction. Upon Escrow Holder’s receipt of such written notice, Escrow Holder shall immediately release and deliver any remaining Escrow Shares then held in escrow to the Company.

(d) In the event Escrow Holder is prohibited by order of a court of competent jurisdiction (whether or not such order is appealable) from delivering the Escrow Shares, then Escrow Holder shall forthwith mail a copy of such order to the Company.

(e) Following the release and delivery of the Escrow Shares to De Salles under the terms of this Agreement, if ever, the Escrow Shares shall be subject to that certain Restricted Common Stock Purchase Agreement (the “Restricted Stock Agreement”) dated as of September 2, 2008 by and between the Company and De Salles, including without limitation Section 4.4, pursuant to which De Salles agreed that (1) in connection with the Company’s first underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, De Salles will not sell or otherwise dispose or transfer the Escrow Shares without the prior written consent of the Company and its underwriters, and (2) such limitations shall be in effect for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters. In order to reflect the restrictions on disposition of the Escrow Shares, the stock certificate representing the Escrow Shares will be endorsed with the following restrictive legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL TO THE COMPANY (OR ITS ASSIGNEES) UPON THE SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SHARES OR UPON TERMINATION OF SERVICE WITH THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF PROVISION AND

ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

(f) Notwithstanding anything to the contrary herein, in no event shall the release and delivery of the Escrow Shares to De Salles under the terms of this Agreement, if ever, result in De Salles (together with any transferee or purported transferee of De Salles) owning more than the amount of shares, if any, De Salles is granted pursuant to an arbitral award or court order, but in no event greater than 2,500,000 shares of the Company’s common stock (subject to any stock dividend, stock split, recapitalization or other adjustment affecting all of the Company’s outstanding common stock after the date hereof). If, at any time, Escrow Holder receives a written notice signed by the Company (“Stop Transfer Notice”) stating that the Escrow Shares are not to be delivered to De Salles pursuant to this Section 2.1(f), Escrow Holder shall not deliver the Escrow Shares to De Salles and shall have no further obligations as Escrow Holder except to disburse the Escrow Shares pursuant to a Joint Notice thereafter received by Escrow Holder and to interplead or otherwise dispose of the Escrow Shares in accordance with a final and non-appealable order from a court of competent jurisdiction.

2.2 Rights of Ownership of Escrow Shares. So long as the Escrow Shares are held in escrow, the Escrow Holder shall have the sole right to vote the Escrow Shares (but shall be under no obligation to do so) and be able to exercise all other incidents of ownership of such Escrow Shares not inconsistent with the terms and conditions of this Agreement, including without limitation, any and all rights to receive cash and stock distributions and dividends relating to the Escrow Shares (if any). Such distributions and dividends shall be (i) held by the Escrow Holder, (ii) distributed with and in the same manner as the Escrow Shares and (iii) subject to this Agreement.

2.3 Fractional Escrow Shares. Notwithstanding any provision of this Agreement to the contrary, in lieu of disbursing or releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded down to the nearest whole Escrow Share. If the number of Escrow Shares approved for release necessitates the issuance of a new share certificate or certificates the Company agrees to work cooperatively in the provision of such new certificate or certificates, as the case may be, to the Escrow Holder.

2.4 Escrow Holder.

(a) Duties Limited. The Escrow Holder undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Holder’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Holder shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Company and De Salles and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give, either expressed or implied, any legal or equitable right, remedy or claim to any other entity or person.

(b) Limitations on Liability of Escrow Holder.

(i) Except in cases of the Escrow Holder’s willful misconduct or fraud, the Escrow Holder shall be fully protected (1) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Holder to be genuine, (2) in assuming that any person purporting to give the Escrow Holder any of the foregoing in connection with either this Agreement or the Escrow Holder’s duties, has been duly authorized to do so, and (3) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Holder. The Escrow Holder shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its willful misconduct or gross negligence. The Escrow Holder shall not be responsible for any loss incurred upon any action taken under circumstances not constituting willful misconduct or gross negligence.

(ii) Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Holder be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Holder’s services, even if the Escrow Holder was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Holder be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Holder’s reasonable control.

(iii) In the event that the Escrow Holder shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Shares which, in the Escrow Holder’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Shares or any part thereof, the Escrow Holder shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Shares until the Escrow Holder shall be directed otherwise in accordance with joint written instructions from the Company and De Salles or a non-appealable validly issued and validly served order from a court with jurisdiction over Escrow Holder directing Escrow Holder how to deliver and distribute the Escrow Shares. The Escrow Holder may consult with its own legal counsel as to any dispute or question relating to this agreement and Escrow Holder shall not incur any liability in acting in good faith in accordance with any such advice from such counsel. The Escrow Holder shall be under no duty to institute or defend any legal proceedings, although the Escrow Holder may, in its discretion and at the expense of the Company as provided in subsections (c) or (d) immediately below institute or defend such proceedings.

(c) Indemnity of Escrow Holder. The Company hereby agrees to indemnify the Escrow Holder for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable and documented legal fees and expenses of attorneys chosen by the Escrow Holder) arising out of or based upon any act, omission or alleged act or alleged omission by the Escrow Holder in connection with the Escrow Holder’s good faith acceptance of, or performance of the Escrow Holder’s duties under this Agreement, except as such claims and losses arise in connection with the Escrow Holder’s willful misconduct or gross negligence.

(d) Escrow Holder’s Expenses. Escrow Holder’s reasonable and documented out-of-pocket costs and expenses, including reasonable attorney’s fees, in connection with any dispute or question regarding the construction of this Agreement shall be paid by the Company within 30 days of receipt of the Escrow Holder’s invoice for such costs and attorney’s fees. Failure to pay such fees shall automatically permit Escrow Holder to withhold the Escrow Shares, without recourse and without any separate instruction from any party hereto, until the amounts necessary to pay such invoices shall have been reimbursed to the Escrow Holder.

2.5 Removal or Resignation of Escrow Holder; Successors.

(a) Removal of Escrow Holder. The Company shall have the right to terminate the appointment of the Escrow Holder, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Holder shall have no further obligation to the Company or any other party except to hold the Escrow Shares as depository and not otherwise. The Company will appoint a banking corporation, trust company or attorney as successor escrow agent (the “Successor”). Escrow Holder shall refrain from taking any action until it shall receive joint written instructions from the Company designating the Successor. Escrow Holder shall deliver all of the Escrow Shares to the Successor in accordance with such instructions and, upon receipt of the Escrow Shares, the Successor shall be bound by all of the provisions of this Agreement.

(b) Resignation of Escrow Holder. The Escrow Holder may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to the Company, specifying the date when such resignation will take effect. Thereafter, the Escrow Holder shall have no further obligation to the Company or any other party except to hold the Escrow Shares as depository and not otherwise. In the event of such resignation, the Company will appoint a Successor within ten (10) days of notice of such resignation. Escrow Holder shall refrain from taking any action until it shall receive joint written instructions from the Company designating the Successor. Escrow Holder shall deliver all of the Escrow Shares to the Successor in accordance with such instructions and, upon receipt of the Escrow Shares, the Successor shall be bound by all of the provisions of this Agreement.

2.6 Escrow Holder Fees, Costs, and Expenses. On the date the Escrow Shares are delivered to the Escrow Holder, the Escrow Holder shall be paid an administrative fee of $3,000 (the “Setup Fee”). The Escrow Holder shall also be entitled to be reimbursed for its customary fees and charges for any delivery charges or other out of pocket expenses incurred in connection the Escrow Shares. The Company shall be responsible for the payment of the Setup Fee and other amounts owed to the Escrow Holder pursuant to this Agreement. The Escrow Holder has the right to retain, and is hereby given a first-priority in the Escrow Shares to secure all obligations owed by the Company hereunder. The Company further agrees that the Escrow Holder shall be entitled to withhold any distribution otherwise required to be made from the Escrow Shares if any fees, expenses or other amounts owed to the Escrow Holder remain unpaid on the date such distribution would otherwise be made.

2.7 Identification Information. Concurrently with its execution and delivery of this Agreement, the Company shall deliver to the Escrow Holder such identification as required by law and such identification and authorization documents as the Escrow Holder may reasonably require and such information concerning the source of the funds constituting the Escrow Shares, all as the Escrow Holder may require in its sole discretion.

2.8 USA Patriot Act Notice. The Escrow Holder notifies the other parties hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), the Escrow Holder is required to obtain, verify and record information that identifies the parties to this Agreement, which information includes the name and address of those parties and other information that will allow the Escrow Holder to identify them in accordance with the Act.

ARTICLE 3

MISCELLANEOUS

3.1 Assignment; Successors and Assigns; Third Parties. The Company may convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Escrow Agent. Except as otherwise provided herein, Escrow Holder shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Company; provided, however, the Escrow Holder may, after providing written notice to the Company, assign any of its rights and obligations under this Agreement to any of its Affiliates or a successor that is a qualified bank entity (provided that if the Escrow Holder so assigns its rights and/or obligations, the Escrow Holder shall not be relieved of its obligations hereunder in the event that any such assignee fails to perform such obligations so assigned). This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.

3.2 Entire Agreement. This Agreement and any other agreement referenced herein sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.

3.3 Amendment and Waiver; Cumulative Effect.

(a) To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Company and the Escrow Holder.

(b) Neither the failure of any party hereto to exercise any right, power or remedy provided in this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance; provided, that this Section 3.3 shall not extend any time period provided for herein.

3.4 Severability. If a provision of this Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

3.5 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail or a nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail, or the day after the date when sent by overnight delivery or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

If to the Company:	NeuroSigma, Inc. 10960 Wilshire Boulevard Suite 1910 Los Angeles, California 90024 Attention: Leon Ekchian

with a copy to:	Haynes and Boone, LLP 18100 Von Karman Suite 750 Irvine, California 92612 Attention: David Hayes

If to the Escrow Holder:	Blackmore Escrow, Inc. 19700 Fairchild Road Suite 110 Irvine, California 92612 Attention: Barry C. Cosgrove

3.6 Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than choice of law principles thereof).

3.8 Execution Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

3.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

3.10 Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

3.11 Termination. This Agreement and all the obligations of the Escrow Agent shall terminate upon the earliest to occur of the release of all of the Escrow Shares by the Escrow Agent in accordance with this Agreement or the deposit by the Escrow Agent of the Escrow Shares with a Successor.

3.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 2.1 through 2.4 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.

“COMPANY”:

NEUROSIGMA, INC.

By:	/s/ Leon Ekchian
Name:	Leon Ekchian
Title:	President and Chief Executive Officer

“ESCROW HOLDER”:

BLACKMORE ESCROW, INC.

By:	/s/ Barry C. Cosgrove
Name:	Barry C. Cosgrove
Title:	Chief Executive Officer